Exhibit 99.1

THE HOWARD HUGHES CORPORATION® ANNOUNCES EXPIRATION OF TENDER OFFER AND
CONSENT SOLICITATION OF 5.375% SENIOR NOTES DUE 2025

HOUSTON (February 17, 2021) - The Howard Hughes Corporation® (NYSE: HHC) (the “Company”) today announced the expiration of its previously announced tender offer and consent solicitation (the “Tender Offer”) for any and all of its existing 5.375% senior notes due 2025 (the “Notes”), which commenced on January 19, 2021 and is described in the Offer to Purchase and Consent Solicitation Statement, dated January 19, 2021 (the “Offer to Purchase”), and a related Consent and Letter of Transmittal (together with the Offer to Purchase, the “Offer Documents”).

As previously announced, the Company has received tenders from holders of approximately $512.5 million in aggregate principal amount of Notes representing approximately 51.2 % of the $1 billion aggregate principal amount of Notes issued, all of which were tendered on or prior to 5:00 p.m., New York City time, on February 1, 2021 and accepted for purchase on February 2, 2021. No additional Notes were tendered after February 1, 2021. As previously announced, the Company also received consents sufficient to approve the proposed amendments to the indenture governing the Notes (as supplemented, the “Indenture”), with the Company and Wells Fargo Bank, National Association, as trustee, executing the fourth supplemental indenture to the Indenture (the “Fourth Supplemental Indenture”) on February 2, 2021. The Fourth Supplemental Indenture eliminated substantially all of the restrictive covenants, certain events of default and related provisions contained in the Indenture and reduced the notice periods required for redemption of the Notes.

The Company expects to redeem the remaining principal amount outstanding of the Notes, which were not tendered in the Tender Offer, on March 15, 2021, at a redemption price equal to 102.688% of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest on such Notes to, but excluding, the redemption date. This press release does not constitute a notice of redemption. The redemption shall be made solely pursuant to the notice of redemption delivered pursuant to the Indenture (as supplemented to date), and the information in this press release is qualified in its entirety by such notice.

The Company engaged BofA Securities, Inc. as Dealer Manager and Solicitation Agent for the Tender Offer. Persons with questions regarding the Tender Offer should contact BofA Securities, Inc. at (980) 388-4370 (Collect) or debt_advisory@bofa.com. Requests for copies of the Offer Documents or documents relating to the Tender Offer may be directed to D.F. King & Company, Inc., the Tender Agent and Information Agent, at (888) 887-1266.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, the Notes. The Tender Offer was made solely pursuant to the Offer Documents. The Tender Offer was not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Holders were urged to read the Offer Documents and related documents carefully before making any decision with respect to the Tender Offer. None of the Company, the Dealer Manager and Solicitation Agent, or the Tender Agent and Information Agent made any recommendations as to whether holders should tender their Notes pursuant to the Tender Offer, and no one had been authorized to make such a recommendation.

About The Howard Hughes Corporation®

The Howard Hughes Corporation owns, manages and develops commercial, residential and mixed-use real estate throughout the U.S. The Company’s assets include master planned cities and communities, as well as operating properties and development opportunities including: the Seaport District in New York; Columbia, Maryland; The Woodlands®, The Woodlands Hills®, and Bridgeland® in the Greater Houston, Texas area; Summerlin®, Las Vegas; and Ward Village® in Honolulu, Hawaiʻi.

Contacts:

For Media

The Howard Hughes Corporation
Cristina Carlson, 646-822-6910
Vice President, Corporate Communications & Public Relations
cristina.carlson@howardhughes.com

For HHC Investor Relations
David M. Striph, 972-232-2672
Executive Vice President, Head of Operations & Investor Relations
david.striph@howardhughes.com